UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2018

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue

Greensboro, North Carolina 27410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (336) 294-4410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 5, 2018, Unifi, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Thomas H. Caudle, Jr., the Company’s President & Chief Operating Officer.

The Employment Agreement provides that Mr. Caudle will (i) receive an annual base salary of $770,000, which base salary shall be reviewed annually by the Company’s Board of Directors (the “Board”) to determine if such base salary should be increased, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company.

The Employment Agreement contains provisions regarding the termination of Mr. Caudle’s employment and related severance obligations.  If the Company terminates Mr. Caudle’s employment for “Cause” or if Mr. Caudle resigns without “Good Reason” (as each term is defined in the Employment Agreement), the Company will pay Mr. Caudle all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the Employment Agreement to Mr. Caudle.  If Mr. Caudle’s employment terminates due to his death or “Disability” (as defined in the Employment Agreement), Mr. Caudle or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all right to benefits will terminate and the Company will have no further obligation under the Employment Agreement to Mr. Caudle.  If Mr. Caudle is terminated for any reason other than death, Disability or Cause, or if Mr. Caudle resigns with Good Reason, Mr. Caudle will be entitled to (i) cash severance payments equal to twelve months of Mr. Caudle’s annual base salary at the time of termination, payable in equal monthly installments, and (ii) if Mr. Caudle elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for Mr. Caudle’s medical and health insurance benefits until the earlier of (a) the date Mr. Caudle ceases to maintain such continuation coverage in effect or (b) twelve months from the termination of Mr. Caudle’s employment.  The foregoing severance benefits are subject to Mr. Caudle entering into and not revoking a release of claims in favor of the Company and its affiliated entities.  The severance benefits payable upon termination for any reason other than death, Disability or Cause, or resignation with Good Reason, also are subject to Mr. Caudle abiding by certain restrictive covenants, which are described below.  Also, upon Mr. Caudle’s death or Disability or a “Change of Control” (as defined in the Unifi, Inc. 2013 Incentive Compensation Plan), all outstanding unvested equity awards issued to Mr. Caudle by the Company shall vest in full.

Mr. Caudle is also subject to certain confidentiality provisions and non-competition and non-solicitation covenants.  Pursuant to the Employment Agreement, Mr. Caudle has agreed to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers or employees during the period of his employment under the Employment Agreement and for the twelve months immediately following termination of employment.  Under the Employment Agreement, Mr. Caudle also has agreed upon termination of his employment with the Company (i) to resign as a member of the Board, if serving on the Board at the time, (ii) to resign from all positions with the Company and its affiliated entities, (iii) not to disparage the Company and its affiliated entities, (iv) to provide litigation support to the Company and its affiliated entities and (v) to return all of the Company’s and its affiliated entities’ property to the Company.

The Employment Agreement also provides that the Company will indemnify and hold harmless Mr. Caudle if Mr. Caudle is made a party to or is otherwise involved in certain legal proceedings as a result of actions related to Mr. Caudle’s service as a director, officer, employee or agent of the Company or in a similar capacity for another enterprise at the Company’s request. Such indemnification includes all expenses (including attorneys’ fees), judgments, fines and other amounts paid in settlement, provided that (i) Mr. Caudle acted in good faith and in a manner Mr. Caudle reasonably believed to be in the best interests of the Company and (ii), with respect to any criminal action or proceeding, that Mr. Caudle had no reasonable cause to believe that his conduct was unlawful.  The Employment Agreement requires the Company to advance the expenses incurred by Mr. Caudle in defending against any such proceeding; however, Mr. Caudle must deliver an undertaking to the Company to repay all amounts advanced if it is ultimately determined that Mr. Caudle is not entitled to be indemnified.  The rights of Mr. Caudle to indemnification under the Employment Agreement are not exclusive and are in addition to the rights under the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws and under applicable law.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the contents of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Unifi, Inc. and Thomas H. Caudle, Jr., effective as of September 5, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Date: September 7, 2018	By:	/s/ Jeffrey C. Ackerman
Jeffrey C. Ackerman
Executive Vice President & Chief Financial Officer